EXHIBIT 99.1

Steelcase Reports Third Quarter Fiscal 2019 Results

  Earnings per share improved 41 percent compared to prior year
  Revenue and orders grew by double-digit percentages
  Fourth quarter outlook projects strong organic revenue growth

GRAND RAPIDS, Mich, Dec. 18, 2018 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported third quarter revenue of $901.0 million and net income of $37.3 million, or diluted earnings of $0.31 per share which represented a 41 percent improvement compared to the prior year.

The results included an $11.2 million charge related to participation in a multi-employer pension plan, and excluding this charge, net of related variable compensation and income tax effects, adjusted earnings were $0.36 per share.  In the prior year, Steelcase reported $772.1 million of revenue and net income of $25.7 million, or diluted earnings of $0.22 per share.

Revenue increased 17 percent, or 13 percent on an organic basis, in the third quarter compared to the prior year.  The Americas posted 16 percent revenue growth, or 12 percent on an organic basis, driven by strong project business from both large and small customers.  EMEA posted revenue growth of 21 percent, or 12 percent on an organic basis, driven by strong customer order backlog at the beginning of the quarter.  Revenue in the Other category increased 17 percent, or 20 percent on an organic basis, driven by strength in most markets across Asia Pacific.

Orders (adjusted for constant currency, acquisitions and divestitures) grew 10 percent in the third quarter compared to the prior year, primarily driven by project business, with 14 percent growth in the Americas, and 12 percent growth in the Other category.  Orders in EMEA declined by 6 percent compared to the prior year, with weaker order patterns earlier in the quarter which improved through the quarter and into the beginning of the fourth quarter.

"The successful implementation of our growth strategies to broaden our product offering contributed to another quarter of strong organic revenue growth, which continued to outpace recent industry trends in the U.S. and many other markets,” said Jim Keane, president and CEO.  “The 41 percent improvement in earnings per share in the third quarter was even stronger than the 32 percent growth in the second quarter and was driven by our target to expand earnings through revenue growth while continuing to drive fitness across our business model."

Third quarter operating income of $45.4 million (or 5.0 percent of revenue) increased by $8.9 million compared to operating income of $36.5 million (or 4.7 percent of revenue) in the prior year.  The comparison was negatively impacted by $7.5 million (or 0.8 percent of revenue) related to the pension charge, net of related variable compensation expense.  The Americas reported operating income of $52.0 million (or 8.1 percent of revenue) compared to $45.3 million (or 8.2 percent of revenue) in the prior year.  Adjusted for the $8.4 million net impact of the pension charge, operating income in the Americas increased by $15.1 million driven by the $85.8 million increase in revenue for the segment. EMEA reported an operating loss of $0.7 million, which included $1.4 million of initial effects of purchase accounting related to Orangebox.

"In the Americas, we achieved strong operating leverage from the $68 million of organic revenue growth even though revenue from our recent pricing actions was offset by inflation," said Dave Sylvester, senior vice president and CFO.  "In EMEA, we were pleased to report year-over-year improvement in our operating results again this quarter, despite political and economic uncertainty in the U.K. and France, which may have negatively impacted demand patterns across the region.  Our profitability was also negatively impacted by unfavorable shifts in business mix and some operational inefficiencies associated with the higher volume in the quarter."

The pension charge recorded in the quarter related to a multi-employer pension plan in the U.S. in which the employees and retirees of one of the company’s subsidiaries participate.  During the quarter, the plan asserted that the subsidiary’s absence of hiring additional union employees over the past ten years, coupled with restructuring of the subsidiary’s business, constituted an adverse selection practice and, if not remedied, will result in the assessment of a withdrawal liability.  As a result of the plan’s assertion, the subsidiary recorded an $11.2 million charge related to its estimated future obligations under a withdrawal liability.

Gross margin of 30.9 percent in the third quarter represented a decline of 160 basis points compared to the prior year, with 110 basis points of the reduction being attributable to the pension charge.  Gross margin decreased by 190 basis points in the Americas, with 160 basis points of the reduction attributable to the pension charge. The remaining decrease was driven by pricing benefits which approximately offset $13 million of increased commodity, freight and labor costs (which represented 60 basis points of the decrease) and unfavorable business mix, partially offset by benefits from the higher volume and $3.1 million of favorable adjustments to customer incentives recorded in accrued promotions.  EMEA gross margins decreased by 60 basis points due to operational inefficiencies and unfavorable business mix, partially offset by benefits from the higher volume and recent pricing actions. Gross margin in the Other category decreased by 120 basis points due to a strong mix of large projects that were more heavily discounted.

Operating expenses of $232.9 million (or 25.9 percent of revenue) in the third quarter represented an increase of $18.6 million compared to $214.3 million (or 27.8 percent of revenue) in the prior year. The increase was driven by $14.8 million from acquisitions, net of divestitures (including $3.9 million of amortization expense), and $1.6 million of higher variable compensation costs.

Other income, net decreased by $0.9 million compared to the prior year, driven by lower net periodic pension and post-retirement credits.

Income tax expense of $7.9 million in the third quarter reflected an effective tax rate of approximately 17 percent compared to 32 percent in the prior year.  The reduction was driven by tax reform in the U.S. and a $3.6 million favorable adjustment recorded in the quarter, which had the impact of increasing diluted earnings by approximately $0.02 per share, after consideration of the related variable compensation effect.

As previously announced, the company's acquisition of Orangebox Group Limited was completed on September 19, 2018, and was funded by $78.9 million of borrowings under the company's global committed bank facility.

Total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated $205.7 million, and total debt was $321.4 million, at the end of the third quarter.  Cash generated from operations and proceeds from the sale of an asset held for sale were used to reduce borrowings on lines of credit to $27.5 million as of the end of the quarter.

The Board of Directors has declared a quarterly cash dividend of $0.135 per share, to be paid on or before January 14, 2019, to shareholders of record as of December 28, 2018.

Outlook

Orders (adjusted for constant currency, acquisitions and divestitures) in the Americas grew 14 percent in the third quarter, and backlog at the end of the quarter was 16 percent higher than the prior year.  EMEA orders declined 6 percent but improved during the quarter and backlog at the end of the quarter was 11 percent higher than the prior year.  Orders in the Other category grew 12 percent.

The company expects fourth quarter fiscal 2019 revenue to be in the range of $860 to $885 million.  Adjusted for the impact of acquisitions, divestitures and unfavorable currency translation effects, the projected revenue range translates to expected organic growth of 9 to 12 percent.  In the fourth quarter of fiscal 2018, the company reported revenue of $772.7 million.

Steelcase expects to report diluted earnings per share between $0.24 to $0.28 for the fourth quarter of fiscal 2019.  The estimate for the fourth quarter reflects an expectation that pricing benefits will begin to outpace the increase in commodity, freight and labor costs and unfavorable business mix will continue.  In addition, the estimate includes a modest sequential decrease in operating expenses compared to the third quarter.  The company does not expect earnings accretion in the fourth quarter from its recent acquisitions due to seasonality.  Steelcase reported breakeven net income and adjusted earnings per share of $0.24 in the fourth quarter of fiscal 2018.  Prior year results included non-operating gains of $13.9 million related to an investment in an unconsolidated affiliate, which had the effect of increasing adjusted diluted earnings by approximately $0.05 per share.

“We remain focused on growing revenue at a higher rate than industry trends through our industry-leading innovation and global scale,” said Jim Keane.  “Our fiscal 2019 earnings are on track to represent one of our strongest years in more than a decade, and we are targeting to grow revenue and earnings again in fiscal 2020, consistent with the mid-term targets we shared at our Investor Day in October.”

Business Segment Results
(in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	November 23, 2018	November 24, 2017	% Change	November 23, 2018	November 24, 2017	% Change

Revenue
Americas (1)	$638.6	$552.8	15.5%	$1,828.5	$1,656.3	10.4%
EMEA (2)	170.9	141.1	21.1%	441.5	372.4	18.6%
Other (3)	91.5	78.2	17.0%	260.8	254.1	2.6%
Consolidated revenue	$901.0	$772.1	16.7%	$2,530.8	$2,282.8	10.9%

Operating income (loss)
Americas	$52.0	$45.3	$158.9	$143.7
EMEA	(0.7)	(3.3)	(8.4)	(15.5)
Other	4.2	2.6	10.6	18.9
Corporate (4)	(10.1)	(8.1)	(24.5)	(23.3)
Consolidated operating income	$45.4	$36.5	$136.6	$123.8

Operating income percent	5.0%	4.7%	5.4%	5.4%

Revenue mix
Americas	70.9%	71.6%	72.3%	72.6%
EMEA	19.0%	18.3%	17.4%	16.3%
Other	10.1%	10.1%	10.3%	11.1%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Smith System and AMQ brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox, and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.
YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
Q3 2019 vs. Q3 2018
	Steelcase Inc.	Americas	EMEA	Other category

Q3 2018 revenue	$772.1	$552.8	$141.1	$78.2
Acquisitions	38.7	23.0	15.7	—
Divestitures	(4.6)	(3.7)	(0.9)	—
Currency translation effects*	(6.8)	(1.4)	(3.5)	(1.9)
Q3 2018 revenue, adjusted	799.4	570.7	152.4	76.3

Q3 2019 revenue	901.0	638.6	170.9	91.5
Organic growth $	$101.6	$67.9	$18.5	$15.2
Organic growth %	13%	12%	12%	20%

* Currency translation effects represent the estimated net effect of translating Q3 2018 foreign currency revenues using the average exchange rates during Q3 2019.

PROJECTED ORGANIC REVENUE GROWTH
Q4 2019 vs. Q4 2018
Steelcase Inc.

Q4 2018 revenue	$772.7
Acquisitions	34.4
Divestitures	(1.4)
Currency translation effects*	(14.4)
Q4 2018 revenue, adjusted	791.3

Q4 2019 revenue, projected	$860 - $885
Organic growth $	$69 - $94
Organic growth %	9% - 12%

* Currency translation effects represent the estimated net effect of translating Q4 2018 foreign currency revenues using the exchange rates at the end of Q3 2019.

ADJUSTED EARNINGS PER SHARE

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	November 23, 2018	November 24, 2017	November 23, 2018	November 24, 2017
Diluted earnings per share	$0.31	$0.22	$0.87	$0.68
Pension charge, per share	0.09	—	0.09	—
Variable compensation impact, per share	(0.03)	—	(0.03)	—
Tax impact, per share	(0.01)	—	(0.01)	—
Adjusted earnings per share	$0.36	$0.22	$0.92	$0.68

MULTI-EMPLOYER PENSION PLAN CHARGE IMPACT ON Q3
2018 Results
	Americas	EMEA	APAC	Corporate	Total
Cost of sales
Pension charge	$11.2	—	—	—	$11.2
Variable compensation impact	(0.9)	(0.1)	(0.1)	—	(1.1)
Total impact on cost of sales	10.3	(0.1)	(0.1)	—	10.1

Operating expenses
Variable compensation impact	(1.9)	(0.4)	(0.1)	(0.2)	(2.6)
Operating income	$8.4	$(0.5)	$(0.2)	$(0.2)	$7.5

Tax impact					$2.0
Net income					$5.5

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 23, 2018		November 24, 2017		November 23, 2018		November 24, 2017
Revenue	$901.0	100.0%	$772.1	100.0%	$2,530.8	100.0%	$2,282.8	100.0%
Cost of sales	622.7	69.1	521.3	67.5	1,726.0	68.2	1,529.6	67.0
Gross profit	278.3	30.9	250.8	32.5	804.8	31.8	753.2	33.0
Operating expenses	232.9	25.9	214.3	27.8	668.2	26.4	629.4	27.6
Operating income	$45.4	5.0%	$36.5	4.7%	$136.6	5.4%	$123.8	5.4%
Interest expense	(4.7)	(0.5)	(4.3)	(0.6)	(14.0)	(0.5)	(13.0)	(0.6)
Investment income	0.2	—	0.3	—	1.7	0.1	1.1	—
Other income, net	4.3	0.5	5.2	0.8	11.3	0.4	4.9	0.3
Income before income tax expense	45.2	5.0	37.7	4.9	135.6	5.4	116.8	5.1
Income tax expense	7.9	0.9	12.0	1.6	32.2	1.3	36.1	1.6
Net income	$37.3	4.1%	$25.7	3.3%	$103.4	4.1%	$80.7	3.5%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 23, 2018		November 24, 2017		November 23, 2018		November 24, 2017
Revenue	$638.6	100.0%	$552.8	100.0%	$1,828.5	100.0%	$1,656.3	100.0%
Cost of sales	437.9	68.6	368.8	66.7	1,234.1	67.5	1,093.4	66.0
Gross profit	200.7	31.4	184.0	33.3	594.4	32.5	562.9	34.0
Operating expenses	148.7	23.3	138.7	25.1	435.5	23.8	419.2	25.3
Operating income	$52.0	8.1%	$45.3	8.2%	$158.9	8.7%	$143.7	8.7%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 23, 2018		November 24, 2017		November 23, 2018		November 24, 2017
Revenue	$170.9	100.0%	$141.1	100.0%	$441.5	100.0%	$372.4	100.0%
Cost of sales	124.5	72.8	101.9	72.2	321.9	72.9	273.3	73.4
Gross profit	46.4	27.2	39.2	27.8	119.6	27.1	99.1	26.6
Operating expenses	47.1	27.6	42.5	30.1	128.0	29.0	114.6	30.8
Operating loss	$(0.7)	(0.4)%	$(3.3)	(2.3)%	$(8.4)	(1.9)%	$(15.5)	(4.2)%

Other category
	(Unaudited)				(Unaudited)
	Three Months Ended				Nine Months Ended
	November 23, 2018		November 24, 2017		November 23, 2018		November 24, 2017
Revenue	$91.5	100.0%	$78.2	100.0%	$260.8	100.0%	$254.1	100.0%
Cost of sales	60.3	65.9	50.6	64.7	170.0	65.2	162.9	64.1
Gross profit	31.2	34.1	27.6	35.3	90.8	34.8	91.2	35.9
Operating expenses	27.0	29.5	25.0	32.0	80.2	30.7	72.3	28.5
Operating income	$4.2	4.6%	$2.6	3.3%	$10.6	4.1%	$18.9	7.4%

Corporate
	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	November 23, 2018	November 24, 2017	November 23, 2018	November 24, 2017

Operating loss	$(10.1)	$(8.1)	$(24.5)	$(23.3)

Reclassification of Pension and Post-Retirement Costs and Benefits

The Company adopted Accounting Standard Update (ASU) No. 2017-07, which required a retrospective reclassification of all net periodic pension and post-retirement credits and expenses except service costs.  The adoption of this ASU resulted in the following reclassifications in our 2018 Condensed Consolidated Statements of Income:

	Three Months Ended				Year Ended
	May 26, 2017	August 25, 2017	November 24, 2017	February 23, 2018	February 23, 2018

Cost of sales	$(2.3)	$1.1	$1.0	$1.1	$0.9
Operating expenses	(2.9)	0.9	1.0	0.9	(0.1)
Operating income	5.2	(2.0)	(2.0)	(2.0)	(0.8)
Other income (expense), net	(5.2)	2.0	2.0	2.0	0.8
Income before income tax expense	$—	$—	$—	$—	$—

Webcast
Steelcase will discuss third quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures used within this earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding estimated currency translation effects and the impacts of acquisitions and divestitures; and (2) adjusted earnings per share, which includes earnings per share, excluding charges related to the multi-employer pension plan and the related variable compensation and income tax effects, and charges related to U.S. tax reform. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions.  Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision®, Turnstone®, Smith System®, Orangebox® and AMQ™.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 Steelcase dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2018 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended		Nine Months Ended
	November 23, 2018	November 24, 2017	November 23, 2018	November 24, 2017
Revenue	$901.0	$772.1	$2,530.8	$2,282.8
Cost of sales	622.7	521.3	1,726.0	1,529.6
Gross profit	278.3	250.8	804.8	753.2
Operating expenses	232.9	214.3	668.2	629.4
Operating income	45.4	36.5	136.6	123.8
Interest expense	(4.7)	(4.3)	(14.0)	(13.0)
Investment income	0.2	0.3	1.7	1.1
Other income, net	4.3	5.2	11.3	4.9
Income before income tax expense	45.2	37.7	135.6	116.8
Income tax expense	7.9	12.0	32.2	36.1
Net income	$37.3	$25.7	$103.4	$80.7

Earnings per share:
Basic	$0.31	$0.22	$0.87	$0.68
Diluted	$0.31	$0.22	$0.87	$0.67
Weighted average shares outstanding - basic	119.2	118.4	119.0	119.4
Weighted average shares outstanding - diluted	119.5	118.6	119.3	119.6

Dividends declared and paid per common share	$0.1350	$0.1275	$0.4050	$0.3825

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	November 23, 2018	February 23, 2018
ASSETS
Current assets:
Cash and cash equivalents	$51.0	$283.1
Accounts receivable, net	422.9	300.3
Inventories	252.4	184.6
Prepaid expenses	23.4	19.2
Assets held for sale	—	13.4
Other current assets	47.2	53.3
Total current assets	796.9	853.9

Property, plant and equipment, net	449.1	435.1
Company-owned life insurance ("COLI")	154.7	172.2
Deferred income taxes	126.7	135.4
Goodwill	240.3	138.2
Other intangible assets, net	121.8	45.6
Investments in unconsolidated affiliates	56.9	48.4
Other assets	34.2	30.4
Total assets	$1,980.6	$1,859.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$277.7	$223.1
Short-term borrowings and current portion of long-term debt	31.0	2.8
Accrued expenses:
Employee compensation	135.5	145.0
Employee benefit plan obligations	34.4	39.2
Accrued promotions	28.7	25.5
Customer deposits	24.8	28.2
Product warranties	15.3	18.1
Other	89.4	72.8
Total current liabilities	636.8	554.7

Long-term liabilities:
Long-term debt less current maturities	290.4	292.2
Employee benefit plan obligations	134.3	130.8
Other long-term liabilities	64.6	68.2
Total long-term liabilities	489.3	491.2
Total liabilities	1,126.1	1,045.9

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	18.4	4.6
Accumulated other comprehensive loss	(38.0)	(10.3)
Retained earnings	874.1	819.0
Total shareholders’ equity	854.5	813.3
Total liabilities and shareholders’ equity	$1,980.6	$1,859.2

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Nine Months Ended
	November 23, 2018	November 24, 2017
OPERATING ACTIVITIES
Net income	$103.4	$80.7
Depreciation and amortization	60.5	47.7
Non-cash stock compensation	15.4	15.5
Equity in income of unconsolidated affiliates	(11.1)	(10.4)
Dividends received from unconsolidated affiliates	6.9	7.5
Other	(12.8)	(13.8)
Changes in operating assets and liabilities:
Accounts receivable	(99.7)	(35.8)
Inventories	(52.3)	(22.4)
Other assets	4.7	23.7
Accounts payable	45.6	26.1
Employee compensation liabilities	(13.5)	(44.2)
Employee benefit obligations	(3.7)	(6.2)
Accrued expenses and other liabilities	2.7	26.7
Net cash provided by operating activities	46.1	95.1

INVESTING ACTIVITIES
Capital expenditures	(56.8)	(58.3)
Proceeds from disposal of fixed assets	20.3	6.4
Purchases of investments	—	(52.1)
Liquidations of investments	—	125.6
Proceeds from COLI policies	21.5	4.1
Acquisitions, net of cash acquired	(226.2)	—
Other	(6.3)	4.8
Net cash provided by (used in) investing activities	(247.5)	30.5

FINANCING ACTIVITIES
Dividends paid	(48.3)	(45.9)
Common stock repurchases	(4.1)	(33.4)
Net increase in bank overdrafts	0.5	—
Borrowings on lines of credit	291.8	—
Repayments on lines of credit	(264.4)	—
Repayment of long-term debt	(2.0)	(2.0)
Net cash used in financing activities	(26.5)	(81.3)

Effect of exchange rate changes on cash and cash equivalents	(3.3)	2.7

Net increase (decrease) in cash, cash equivalents and restricted cash	(231.2)	47.0
Cash and cash equivalents and restricted cash, beginning of period (1)	285.6	199.6
Cash and cash equivalents and restricted cash, end of period (2)	$54.4	$246.6

Statement of Cash Flow Footnotes

  These amounts include restricted cash of $2.5 as of February 23, 2018 and February 24, 2017.
  These amounts include restricted cash of $3.4 and $2.5 as of November 23, 2018 and November 24, 2017, respectively.

  These amounts primarily represent funds held in escrow for potential future workers’ compensation claims. The restricted cash balance is included as part of Other Assets in the Condensed Consolidated Balance Sheets.

CONTACT:
Investor Contact:
Michael O'Meara
Investor Relations
(616) 292-9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505